EXHIBIT 10.2

As of October 11, 2005

Mr. James Conway
Chairman and CEO
Netsmart Technologies, Inc.
3500 Sunrise Highway, Suite D122
Great River, NY 11739

Dear Jim:

Pursuant to a letter agreement between Netsmart Technologies, Inc. (“Client”) and Griffin Securities, Inc. ("Griffin") dated as of August 9, 2005 (the “Agreement”), Client engaged Griffin to act on a best efforts basis as financial advisor and placement agent for the Client in connection with the issuance and sale of common stock and warrants for financing purposes.

Pursuant to the Agreement, Griffin acted as placement agent in connection with the Client’s offer and sale of units (the “Transaction”) consisting of 490,000 shares of common stock and warrants to purchase 122,504 shares of common stock (the “Securities”). In connection with the Transaction, Client entered into a participation agreement with the Investors, pursuant to which the Investors were given a right to participate in Client’s future private offering transactions (“Future Offerings”) for a period of two years from the consummation of the Transaction (the “Participation Period”).

Client and Griffin now desire to amend certain provisions of the Agreement.

Accordingly, we mutually agree as follows:

1.	Section 3 of the Agreement is hereby amended and restated as follows:

“3. Success Fee.  If during the term of this Agreement, Client accepts financing from any Investor introduced (including for such purposes investors introduced by persons introduced by Griffin) to Client by Griffin prior to or during the term of this Agreement (as defined in Section 6 below), there shall become due and payable via wire transfer to Griffin immediately upon consummation of each such Transaction, a cash fee equal to six and 12/100 percent (6.12%) of the gross proceeds payable to Client from the sale of Securities. If Client should during the Participation Period accept financing from any Investor introduced by Griffin (excluding for such purposes investors introduced by persons introduced by Griffin other than any such investors who purchased Securities during the term of this Agreement) prior to or during the term of this Agreement, there shall become due and payable via wire transfer to Griffin immediately upon consummation of each such Transaction, a cash fee equal to five percent (5%) of the gross proceeds payable to Client from the sale of Securities.”

2.	Section 4 of the Agreement is hereby amended and restated as follows:

“4. Warrants.  As additional consideration for each completed Transaction, (i) upon the sale of Securities during the term of this Agreement to Investors introduced (including for such purposes investors introduced by persons introduced by Griffin) to Client by Griffin prior to or during the term of this Agreement and (ii) upon the sale of Securities in Future Offerings during the Participation Period to Investors introduced (excluding for such purposes investors introduced by persons introduced by Griffin other than any such investors who purchased Securities during the term of this Agreement) to Client by Griffin prior to or during the term of this Agreement, Client shall promptly grant Griffin warrants for the purchase of an amount equal to five percent (5%) of the Securities issued in such completed Transaction. The warrants to purchase common stock issued pursuant to Section 4 (i) shall be exercisable over a five (5) year period, have an exercise price equal to the exercise price of the Investor’s warrants and contain other customary terms as Client and Griffin agree, including the ability to assign the warrants to other accredited representatives of Griffin. The warrants to purchase common stock issued pursuant to Section 4(ii) of this Section 4 shall be on the terms provided for any such warrant in any Future Offering, or if no warrants are to be issued in any Future Offering, on terms to be agreed by Client and Griffin.”

3.	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

4.	Except as specifically provided herein, the Agreement is in all other respects hereby ratified and confirmed without amendment.

5.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein. The prevailing party shall be entitled to a reasonable sum of attorney’s fees and any other reasonable costs and expenses relating thereto.

6.
The Agreement, as amended hereby, represents the entire agreement by and between the Client and Griffin and supersedes any and all other agreements, either oral or written, with respect to the subject matter hereof. This letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this letter will be effective only if it is in writing and signed by the Client and Griffin.

Please sign below, and return an original of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter shall constitute a binding agreement by and between Client Inc. and Griffin Securities, Inc. as of the date first above written.

Sincerely,	Accepted and Agreed:

/s/ Adrian Stecyk	/s/ James Conway

Griffin Securities, Inc. By: Adrian Stecyk Its: President & CEO	Netsmart Technologies, Inc. By: James Conway Its: Chairman & CEO